Exhibit 5.1








                                  July 3, 2002


Board of Directors
Image Technology Laboratories
167 Schwenk Drive
Kingston, New York 12401

                     Re: Image Technology Laboratories, Inc. Post-Effective Amendment No. 1 to
                               Registration Statement on Form SB-2

Ladies and Gentlemen:

           I refer to the Registration Statement on Form SB-2 (the "Registration Statement") filed by Image Technology Laboratories, Inc. (the "Company") under the Securities Act of 1933, as amended (file no. 333-336787). The Registration Statement covers 3,455,362 common stock purchase warrants (the "Selling Shareholder Warrants") and 3,455,362 shares of the Company's common stock underlying the Selling Shareholder Warrants (the "Underlying Shares") offered by selling shareholders.

           In my opinion, the Selling Shareholder Warrants and the Underlying Shares of the Company included in the Registration Statement will, when sold as contemplated therein, be duly authorized, legally issued, fully paid and non-assessable.

           I hereby consent to be named, and to the use of this opinion, in the above-referenced Registration Statement.


                                                   Very truly yours,



                                                   James J. Quinlan, Esq.


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